Exhibit 99.1

Security Bank Corporation Announces Increase in Dividend of 16.7%

MACON, GA –February 15, 2007

Security Bank Corporation, (NASDAQ: SBKC), announced today that its Board of Directors has declared a first quarter 2007 dividend, paying $0.0875 per share on March 31, 2007 to shareholders of record on March 15, 2007.

This dividend of $0.0875 per share equates to a 16.7% increase over the previous quarter’s dividend of $0.075. On an annualized basis, this dividend equates to a dividend of $0.35 per share, versus the previous quarter’s annualized rate of $0.30 per share. Based on the closing price of SBKC stock of $21.15 on February 14, 2007, this dividend rate equates to a yield of 1.65%.

Rett Walker, President and CEO of Security Bank Corporation, stated “we believe this dividend increase reflects the confidence our Board has in our Company’s future. We also believe this dividend represents an attractive current yield on the stock of our high-growth company.”

Security Bank Corporation is a multi-bank holding company based in Macon, Georgia with assets of approximately $2.5 billion and total shareholders’ equity of $306.4 million at December 31, 2006. Security Bank Corporation operates six community banks with banking offices located throughout middle Georgia, coastal Georgia and north metropolitan Atlanta. In addition, Security Bank Corporation operates a mortgage subsidiary, Fairfield Financial Services, Inc., with offices throughout Georgia.

This press release contains forward-looking statements as defined by federal securities laws. Statements contained in this press release which are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management, including the earnings per share projections. Actual results could differ materially from current projections and expectations for many reasons, including without limitation, changing events and trends that have influenced Security Bank Corporation’s assumptions, but are beyond Security Bank Corporation’s control. Forward-looking statements are necessarily estimates reflecting the best judgment of Security Bank’s senior management based upon current information and involve a number of risks and uncertainties. Please refer to Security Bank Corporation’s filings with the Securities and Exchange Commission for a summary of important factors that could affect Security Bank Corporation’s financial results and operations and its forward-looking statements. Security Bank does not intend to and assumes no responsibility, except as required by law, for updating or revising any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise.

Questions about Security Bank Corporation should be directed to Rett Walker at (478) 722-6220 or Jim McLemore at (478) 722-6243.